As filed with the Securities and Exchange Commission on August 17, 2001
                                                           Registration No. 333-
================================================================================

                            SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM S-6

                    For Registration Under the Securities Act of 1933 of Securities of Unit Investment
                        Trusts Registered on Form N-8B-2

                              ---------------------

A.    EXACT NAME OF TRUST:

      Schwab Trusts, Schwab Ten Trust, 2001 Series C

B.    NAME OF DEPOSITORS:

      Charles Schwab & Co., Inc.          Investec Ernst & Company

C.    COMPLETE ADDRESS OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

      Charles Schwab & Co., Inc.          Investec Ernst & Company
      101 Montgomery Street               One Battery Park Plaza
      San Francisco, California 94104     New York, New York 10004

D.    NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE:

                                                                       COPY TO:
      KAREN ALUISE, ESQ.                 PETER J. DEMARCO              MICHAEL R. ROSELLA, Esq.
      Charles Schwab & Co., Inc.         Vice President                Paul, Hastings, Janofsky & Walker LLP
      101 Montgomery Street              Investec Ernst & Company      399 Park Avenue
      San Francisco, California 94104    One Battery Park Plaza        New York, New York 10022
                                         New York, New York 10004      (212) 318-6000

E.    TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:

      An indefinite number of Units of Schwab Trusts, Schwab Ten Trust, 2001 Series C is being registered under the Securities Act of 1933 pursuant to
      Section 24(f) of the Investment Company Act of 1940, as amended, and Rule 24f- 2 thereunder.

F.    APPROPRIATE DATE OF PROPOSED PUBLIC OFFERING:

      As soon as practicable after the effective date of the Registration Statement.

      The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on each date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

                  Subject to Completion, Dated August 17, 2001

--------------------------------------------------------------------------------

                                 Charles Schwab

--------------------------------------------------------------------------------

                                  SCHWAB TRUSTS
                         SCHWAB TEN TRUST, 2001 SERIES C


The final prospectus for a prior Series of Schwab Trusts, Schwab Ten Trust is hereby incorporated by reference and used as a preliminary prospectus for Schwab Trusts, Schwab Ten Trust, 2001 Series C Except as indicated below, the narrative information and structure of the final prospectus which includes the new Trust will be substantially the same as that of the previous prospectus. Information with respect to this Trust, including pricing, the size and composition of the Trust portfolio, the number of units of the Trust, dates and summary information regarding the characteristics of securities to be deposited in the Trust is not now available and will be different from that shown since each trust has a unique portfolio. Accordingly, the information contained herein with regard to the previous Trust should be considered as being included for informational purposes only. Investors should contact account executives of the underwriters who will be informed of the expected effective date of this Trust and who will be supplied with complete information with respect to such Trust on the day of and immediately prior to the effectiveness of the registration statement relating to units of the Trust. The Sponsors of the Trust will be Charles Schwab & Co., Inc and Investec Ernst & Company.


================================================================================


================================================================================

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                    PROSPECTUS PART A DATED OCTOBER   , 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

           PART II-- ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM A -- BONDING ARRANGEMENTS

         The employees of Investec Ernst & Company are covered under Brokers' Blanket Policy, Standard Form 14, in the amount of $15,000,000.

ITEM B -- CONTENTS OF REGISTRATION STATEMENT

         This Registration Statement on Form S-6 comprises the following papers and documents:

         The facing sheet on Form S-6.
         The  Cross-Reference   Sheet   (incorporated   by   reference   to  the
              Cross-Reference Sheet to Amendment No. 2 to the Registration Statement of Schwab Trusts, Schwab Ten Trust, 1997 Series A).
         The Prospectus consisting of      pages.
         Undertakings.
         Signatures.

         Listed below is the name and registration number of the previous series of Schwab Trusts, the final prospectus of which properly supplemented, might be used as preliminary prospectuses for Schwab Trusts, Schwab Ten Trust, 2001 Series C. These final prospectuses are incorporated herein by reference.

                 Schwab Trusts, Schwab Ten Trust, 2000 Series C
                 (Registration No. 333-44236)
                 Schwab Trusts, Schwab Ten Trust, 2001 Series A
                 (Registration No. 333-52596)
                 Schwab Trusts, Schwab Ten Trust, 2001 Series B
                 (Registration No. 333-59890)

         Written consents of the following persons:
                 Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 3.1) Ernst & Young LLP


     The following exhibits:

      99.1.1     --       Reference Trust Agreement including certain amendments
                          to the Trust Indenture and Agreement referred to under
                          Exhibit  99.1.1.1  below  (filed  as  Exhibit  1.1  to
                          Amendment No. 1 to Form S-6 Registration Statement No.
                          333-59890 on June 19, 2001 and incorporated  herein by
                          reference).
       99.1.1.1  --       Form  of  Trust  Indenture  and  Agreement  (filed  as
                          Exhibit   1.1.1  to  Amendment   No.  1  to  Form  S-6
                          Registration  Statement No. 333-59890 on June 19, 2001
                          and incorporated herein by reference).
       99.1.3.5  --       Restated Articles of Incorporation of Charles Schwab &
                          Co., Inc (filed as Exhibit 1.3.5 to Amendment No. 2 to
                          Form  S-6  Registration  Statement  No.  333-31133  of
                          Schwab  Trusts,  Schwab  Ten Trust,  1997  Series A on
                          November   4,   1997  and   incorporated   herein   by
                          reference).
       99.1.3.6  --       Certificate of Amendment of Articles of  Incorporation
                          of Charles  Schwab & Co., Inc (filed as Exhibit  1.3.6
                          to Amendment No. 2 to Form S-6 Registration  Statement
                          No. 333-31133 of Schwab Trusts, Schwab Ten Trust, 1997
                          Series A on November 4, 1997 and  incorporated  herein
                          by reference).
       99.1.3.7  --       Amended and Restated  Bylaws of Charles  Schwab & Co.,
                          Inc (filed as Exhibit 1.3.7 to Amendment No. 2 to Form
                          S-6  Registration  Statement  No.  333-31133 of Schwab
                          Trusts, Schwab Ten Trust, 1997 Series A on November 4,
                          1997 and incorporated herein by reference).
       99.1.3.8  --       Certificate  of  Incorporation  of  Investec  Ernst  &
                          Company dated September 23, 1993, and amended on March
                          2, 1998, and June 1, 1999  (incorporated  by reference
                          to Exhibit 1.3.5 to  Pre-Effective  Amendment No. 1 to
                          the  Registration  Statement of The Pinnacle Family of
                          Trusts,  Dogs of Tech  Trust  Series  I and  Financial
                          Trust Series II, 1933 Act File No. 333- 59298).
       99.1.3.9  --       By-Laws of Investec Ernst & Company  (incorporated  by
                          reference to Exhibit 1.3.6 to Pre- Effective Amendment
                          No. 1 to the  Registration  Statement  of The Pinnacle
                          Family  of  Trusts,  Dogs of Tech  Trust  Series I and
                          Financial   Trust   Series  II,   1933  Act  File  No.
                          333-59298).
      *99.3.1    --       Opinion of Paul, Hastings,  Janofsky &Walker LLP as to
                          the  legality  of  the  securities  being  registered,
                          including  their consent to the filing  thereof and to
                          the use of their name under the headings  "Tax Status"
                          and "Legal  Opinions"  in the  Prospectus,  and to the
                          filing of their  opinion  regarding  tax status of the
                          Trust.
       99.6.0    --       Powers  of  Attorney  of  Investec   Ernst  &  Company
                          (incorporated   by   reference   to  Exhibit   6.0  to
                          Pre-Effective  Amendment  No.  1 to  the  Registration
                          Statement of The Pinnacle Family

--------
*     To be filed by Amendment.

                          of Trusts, Dogs of Tech Trust Series I and Financial Trust Series II, 1933 Act File No. 333- 59298).

      99.6.1     --       Powers of Attorney of Charles  Schwab & Co., Inc., the
                          Depositor,  by  its  officers  and a  majority  of its
                          Directors   (filed  as  Exhibit  99.6.1  to  Form  S-6
                          Registration  No.  333-52596 of Schwab Trusts,  Schwab
                          Ten Trust, 2001 Series A on December 22, 2000 and incorporated herein by reference).

                           UNDERTAKING TO FILE REPORTS

                  Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.


                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant, Schwab Trusts, Schwab Ten Trust, 2001 Series C, has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 16th day of August, 2001.

                                              SCHWAB TRUSTS, SCHWAB
                                              TEN TRUST, 2001 SERIES C
                                              (Registrant)



                                              CHARLES SCHWAB & CO., INC.
                                              (Depositor)



                                              By /s/ JANA THOMPSON
                                                --------------------------------
                                                Jana Thompson
                                                (Authorized Signator)



                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of Charles Schwab & Co., Inc., the Depositor, in the capacities and on the dates indicated.

           Name                       Title                        Date
           ----                       -----                        ----

CHRISTOPHER V. DODDS       Executive Vice President and
                           Chief Financial Officer

DAVID S. POTTRUCK          Chief Executive Officer and
                           Director

STEVEN L. SCHEID           Director

CHARLES R. SCHWAB          Chairman and Director




                                              August 16, 2001



                                              By  /s/ JANA THOMPSON
                                                 -------------------------------
                                                 Jana Thompson
                                                 Attorney-In-Fact*



--------

* Executed copies of Powers of Attorney were filed as Exhibit 99.6.1 to Registration Statement No. 333- 52596 on December 22, 2000.

                           UNDERTAKING TO FILE REPORTS

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Schwab Trusts, Schwab Ten Trust, 2001 Series C, has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 16th day of August, 2001.

                                              SCHWAB TRUSTS, SCHWAB
                                              TEN TRUST, 2001 SERIES C
                                                  (Registrant)

                                              INVESTEC ERNST & COMPANY
                                                  (Depositor)



                                              By  /s/ PETER J. DEMARCO
                                                 -------------------------------
                                                      Peter J. DeMarco
                                                      (Authorized Signator)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of Investec Ernst & Company, the Depositor, in the capacities and on the dates indicated.

           Name                       Title                        Date
           ----                       -----                        ----

WILLIAM P. BEHRENS         Chief Financial Officer and
                           Director

S. DEREK SOLOMON           Director

DANIEL J.                  Director
CRISTOFANO

SCOTT S. ROSENBLUM         Director

MARK B. SEGALL             Director






                                              August 16, 2001



                                              By    /s/ PETER J. DEMARCO
                                                 -------------------------------
                                                             Peter J. DeMarco
                                                             Attorney-In-Fact*



--------
* Executed copies of Powers of Attorney were filed as Exhibit 99.6.0 to Registration Statement No. 333-59298 on May 18, 2001.

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference made to our firm under the caption "Independent Auditors" in Part B of the Prospectus and to the use of our report dated________, 2001, in this Registration Statement (Form S-6 No. 333-_______) of Schwab Trusts, Schwab Ten Trust, 2001 Series C.


New York, New York
_______, 2001                                                  ERNST & YOUNG LLP